REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT, dated as of this 31st day of August, 2006 (this "Agreement"), by and among Frank Magliochetti and Ed Reilly, in their individual capacities (collectively referred to hereinafter as the "AMSI Principals"), Paul F. Tetreault, in his individual capacity (referred to hereinafter as the "S&S Principal") and Snow & Sail Sports, Inc. a Delaware corporation ("S&S"), relates to the assignment by the AMSI Principals of all of their rights, title and interest (collectively referred to hereinafter as the "Rights") in Andover Medical, Inc., a Delaware corporation ("AMSI") and all of the assets (the "Assets") of AMSI, as set forth on Schedule I annexed hereto, in exchange for the S&S Shares (defined below):

RECITALS

WHEREAS, the AMSI Principals are the principal officers of AMSI, a company that is wholly-owned by Frank Magliochetti;

WHEREAS, the S&S Principal is the principal officer of S&S;

WHEREAS, it is the intention of the parties to effect a reorganization of S&S (the "Reorganization");

WHEREAS, in connection with the Reorganization, S&S has effected a 28.5-for-1 forward split of all of its issued and outstanding shares of common stock;

WHEREAS, in furtherance of the Reorganization, the parties intend that: (i) the AMSI Principals will assign the Rights and Assets to S&S in exchange for 10,000,000 post-forward split restricted shares of common stock of S&S (the "S&S Shares"), (ii) the AMSI Principals will cancel all of their options in AMSI in exchange for an equivalent amount of options in S&S; (iii) the existing officers and directors of S&S will resign and be replaced with the AMSI Principals' designees; (iv) the existing business, assets and liabilities of S&S will be spun off or otherwise transferred to the S&S Principal or his designees; and (v) S&S will change its corporate name to "Andover Medical, Inc." or as otherwise designated by the AMSI Principals; and

WHEREAS, the parties have determined that it is in their respective best interests to consummate the Reorganization and to undertake such other actions as described herein, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1

ISSUANCE OF STOCK; EXCHANGE OF OPTIONS; ASSIGNMENT OF RIGHTS

1.1 Number of Shares. S&S shall issue to the AMSI Principals at the Closing (defined below) the number of S&S Shares shown opposite their names on Exhibit A annexed hereto, representing 100% of S&S's issued and outstanding shares of restricted common stock.

1.2 Delivery of Certificates. The issuance of the S&S Shares shall be completed by the delivery to the AMSI Principals at the Closing of certificates representing the S&S Shares with stock powers endorsed in blank.

1.3 Assignment of Rights. The AMSI Principals shall assign the Rights and Assets set forth on Schedule I annexed hereto, to S&S free and clear of all liens, security interests, encumbrances, claims, charges and restrictions of any kind or character (collectively, "Liens").

1.4. Exchange of Options. S&S shall issue to the AMSI Principals at the Closing the number of S&S options shown opposite their names on Exhibit A annexed hereto, in exchange for all of the AMSI Principals' options in AMSI.

1.5 Further Assurances. At the Closing and from time to time thereafter, each of the parties shall execute such additional instruments and take such other actions as may be requested by the other party in order to effect the provisions of this Article I.

ARTICLE 2

CLOSING

2.1 Time and Place. The closing contemplated herein (the "Closing") shall be held at 1 P.M. on August 31, 2006 at the offices of Gary B. Wolff, P.C. located at 805 Third Avenue, New York, NY 10022, or at such location, date and time as the parties may mutually agree upon in writing (the time and date upon which the Closing actually occurs being referred to herein as the "Closing Date"). All proceedings to be taken and all documents to be executed at the Closing, including this Agreement, shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

2.2 Form of Documents. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE AMSI PRINCIPALS

The AMSI Principals hereby makes the following representations and warranties to S&S and the S&S Principal:

3.1 Authority and Validity. The AMSI Principals have all requisite power to execute and deliver, to perform their obligations under, and to consummate the transactions contemplated by, this Agreement. Upon the execution and delivery of each document to which the AMSI Principals are a party (assuming due execution and delivery by each other party thereto), each such other document will constitute the legal, valid and binding obligations of the AMSI Principals, enforceable against the AMSI Principals in accordance with their respective terms.

3.2 No Breach or Violation. The execution, delivery and performance by the AMSI Principals of this Agreement and each other document to which they are a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with any agreement to which any of the AMSI Principals are a party, or by which any of the AMSI Principals or any of their assets are bound or affected.

3.3 Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or any other person is necessary to be obtained, made or given by the AMSI Principals in connection with the execution, delivery and performance by the AMSI Principals of this Agreement or any document to which the AMSI Principals are a party or for the consummation by the AMSI Principals of the transactions contemplated hereby or thereby.

3.4 Title. The Rights to be delivered by the AMSI Principals in connection with the transactions contemplated herein are owned solely by the AMSI Principals, free and clean of any Liens and represent the AMSI Principals' entire ownership of their rights and interests in AMSI. The Assets are owned solely by AMSI and will be delivered to S&S free and clear of any Liens.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF S&S AND THE S&S PRINCIPAL

S&S and the S&S Principal represent and warrant that:

4.1 Corporate Organization and Good Standing and Authority. S&S is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, formed in Massachusetts in April, 2003, and reincorporated in Delaware in September, 2005, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification. S&S has all requisite corporate power and authority to own, operate and lease its

properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement. Execution of this Agreement has been duly authorized and approved by S&S's board of directors.

4.2 Capitalization. S&S's authorized capital stock is as follows: (a) 99,000,000 shares of common stock, $.001 par value; and (b) 1,000,000 shares of preferred stock $.001 par value. As of the date hereof, there are 11,100,000 pre-forward split shares of common stock, held by approximately 41 shareholders, and 0 shares of preferred stock issued and outstanding. The 11,100,000 issued and outstanding common shares are held as follows: (i) by affiliates, 10,540,000 shares (consisting of 9,450,000 shares, 1,075,000 Form SB-2 registered shares owned collectively by the S&S Principal (who holds 975,000 shares) and John P. Greeley, the Secretary of S&S (the "Secretary") (who holds 100,000 shares) and 15,000 Form SB-2 registered shares owned by three relatives—5,000 shares each—of the S&S Principal; (ii) 100,000 restricted shares owned by three non-affiliates; and (iii) 460,000 Form SB-2 registered shares owned by non-affiliates. Except as set forth in this Agreement, S&S has no outstanding options, warrants or other potential obligations to issue any shares of its common or preferred stock. S&S by written consent of the requisite majority of its outstanding shares, has (a) agreed to change its corporate name to Andover Medical, Inc. by proper consent of the S&S Principal, and S&S shall give prompt notice to all of S&S's non-consenting stockholders, and (b) effected a 28.5-for-1 post-forward split (the "Forward Split") of its 460,000 issued and outstanding registered common shares, to 13,110,000 shares. Appropriate notice of the name change and the Forward Split will be given within the time frame required by Delaware law, in addition to the notice required to be given to the National Association of Securities Dealers ("NASD") pursuant to Securities and Exchange Commission ("SEC") Rule 10b-17. All of S&S's outstanding shares of common stock are duly authorized and validly issued, fully paid and non-assessable.

4.3 Subsidiaries; existing assets and business. S&S has no wholly owned active and/or inactive subsidiaries. At and as of the Closing, S&S will transfer all of its assets and business that existed immediately before the Closing to ____________ Corp. ("NewCo") and NewCo shall agree to assume all of S&S's pre-Closing liabilities and indemnify S&S, AMSI and the AMSI Principals with respect to any of S&S's pre-Closing liabilities. S&S is not listed as a "shell corporation" in its public filings; and up to the date of Closing, S&S will continue to operate its ongoing business.

4.4 Cancellation of Shares. Prior to the Forward Split, all of the following shares (collectively referred to hereafter as the "Pre-Forward Split Cancelled Shares") shall be cancelled: (i) 9,465,000 pre-forward split shares of common stock held by the affiliates of S&S (consisting of 9,450,000 pre-forward split restricted shares and 15,000 pre-forward split registered shares held by certain relatives of the S&S principal) shall be cancelled; and (ii) 100,000 pre-forward split restricted shares held by three non-affiliates of S&S. The 1,075,000 pre-forward split registered common shares collectively held by the S&S Principal (who holds 975,000 shares) and the Secretary of S&S (who holds 100,000 shares), representing the remaining shares held by the affiliates of S&S, shall be subject to the Forward Split thereby becoming 30,637,500 shares (the "Principal Shares")

in order to permit the S&S Principal to effect certain actions contemplated herein prior to the completion of the Closing, including obtaining the required consents of the stockholders of S&S. Notwithstanding the preceding sentence, the S&S Principal and the Secretary shall surrender the Principal Shares at the Closing and such Principal Shares shall be cancelled on the Closing Date.

4.5 Financial Statements. S&S's annual financial statements dated for the years ended December 31, 2005 and 2004 are audited, and the financial statements as of and for the period ended June 30, 2006 have been reviewed by independent public accountants (collectively, the "S&S Financial Statements"), copies of which have been delivered by S&S to the AMSI Principals and set forth in Exhibit B annexed hereto, and which fairly present the financial condition of S&S as of the dates therein and the results of its operations for the periods then ended in conformity with U.S. Generally Accepted Accounting Principles ("GAAP"), consistently applied. The S&S Financial Statements have been prepared by independent auditors who are registered with the Public Company Accounting Oversight Board ("PCAOB").

4.6 No Material Changes. There has been no material adverse change in the business, properties, or financial condition of S&S since the most recent date of the S&S Financial Statements.

4.7 Litigation. There is not, to the knowledge of S&S or the S&S Principal, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against S&S.

4.8 Contracts. S&S is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement, other than as provided under this Agreement.

4.9 Title. S&S has good and marketable title to all the real property and good and valid title to all other property included in the S&S Financial Statements. Except as set out in the balance sheet thereof, the properties of S&S are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of S&S.

4.9. Status of S&S Shares. The S&S Shares (i) have been duly authorized, validly issued, fully paid, nonassessable, (ii) are free of any preemptive rights, (iii) have been issued in compliance with applicable laws concerning the issuance of securities, (iv) have the rights, preferences, privileges, and restrictions set forth in S&S's charter and bylaws, (v) represent all of the outstanding restricted shares of S&S's common stock as of the Closing Date, (vi) will be free and clear of any Liens of any kind and (vii) will be duly registered in the name of the AMSI Principals, in S&S's stockholders ledger.

4.10 No Violation. The Closing will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of S&S is subject or by which S&S or the S&S Principal is bound.

4.11 Trading Status. S&S's common stock is traded on the OTC Bulletin Board (the "OTCBB"), under the trading symbol "SSSP." S&S has at least two market makers (both on the bid side). As of the Closing, S&S's common stock will continue to be listed for trading on the OTCBB with at least two market makers (both on the bid side).

4.12 Reporting Status. S&S is a reporting issuer under Section 15(d) of the Securities Exchange Act of 1934 (the "'34 Act"). S&S's Form SB-2 registration statement was declared effective by the Securities and Exchange Commission on January 20, 2006, and no stop order is in effect or, to the knowledge of S&S, threatened. S&S is now, and immediately prior to the Closing will be, current in its filings and will have filed on a timely basis all of the filings required to have been made in the previous twelve months.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE AMSI PRINCIPALS

The AMSI Principals' obligations to consummate the Reorganization shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by the AMSI Principals as appropriate:

5.1 S&S and the S&S Principal's Representations and Warranties. The representations and warranties of S&S and the S&S Principal set forth herein shall be true and correct at the Closing.

5.2 Board of Director Approval. This Agreement shall have been approved by the board of directors of S&S.

5.3 Supporting Documents of S&S. S&S shall have delivered to the AMSI Principals supporting documents in form and substance reasonably satisfactory to the AMSI Principals, including:

(a) Secretary's certificate stating that S&S's authorized capital stock is as set forth herein;

(b) Certified copies of the resolutions of the board of directors of S&S authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, along with certified copies of the documents evidencing the name change and the Forward Split required by this Agreement, and the notices required to be given in connection therewith;

(c) Secretary's certificate of incumbency of the officers and directors of S&S; and

(d) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

5.4 Books and Records. All of S&S's books and records shall have been delivered to the AMSI Principals or their designees.

5.5 Resignation Letters. Resignation letters shall have been executed by all of S&S's officers and directors and delivered to the AMSI Principals.

5.6 Cancellation of Shares. The Pre-Forward Split Cancelled Shares shall be cancelled and restored to the status of authorized and unissued shares prior to the Forward Split and the Principal Shares shall be cancelled and restored to the status of authorized and unissued shares at the Closing.

5.8 Trading Clearance. S&S shall have been cleared for trading on the OTCBB with at least two market makers (both on the bid side) and having a valid trading symbol: "SSSP."

5.9 Stockholder List. S&S shall have produced a certified stockholder list.

5.10 S&S Liabilities Paid or Assumed at Closing. S&S shall have no assets (other than cash, cash equivalents and marketable securities) or liabilities.

5.11 Peformance and Compliance. S&S and the S&S Principal shall have performed and complied in all material respects with all covenants, conditions and obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF S&S AND THE S&S PRINCIPAL

S&S and the S&S Principal's obligation to consummate the Reorganization shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by S&S:

6.1 The AMSI Principals' Representations and Warranties. The representations and warranties of the AMSI Principals set forth herein shall be true and correct.

6.2 Supporting Documents of the AMSI Principals. The AMSI Principals shall have delivered to S&S supporting documents in form and substance reasonably satisfactory to S&S, including any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification between the Parties.

(a) Notwithstanding any other indemnification provision hereunder, S&S, its officers and directors, and the S&S Principal (in this context, the "Indemnifying

Party") shall indemnify and hold harmless the AMSI Principals (in this context the "Indemnified Party"), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by S&S and the S&S Principal on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by S&S and the S&S Principal, (iii) any misrepresentation made by S&S and the S&S Principal, in each case as made herein or in the Schedule or Exhibits annexed hereto or in any other documents or instruments furnished by S&S pursuant hereto or in connection with the Reorganization, (iv) any untimely filing of or inaccuracy in, any document filed with the SEC or the NASD, and (v) the operations and liabilities of S&S and/or any of its affiliates, whether known or unknown, arising out of any action, omission and/or period of time preceding the Closing Date, including but not limited to any taxes levied with respect to same.

(b) Notwithstanding any other indemnification provision hereunder, the AMSI Principals (in this context, the "Indemnifying Party") shall indemnify and hold harmless S&S and its officers and directors including the S&S Principal (in this context an "Indemnified Party"), from and against any and all Claims suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by the AMSI Principals on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by the AMSI Principals, and (iii) any misrepresentation made by the AMSI Principals, in each case as made herein or in any other documents or instruments furnished by the AMSI Principals pursuant hereto or in connection with the Reorganization.

7.2 Indemnification Procedures for Third Party Claims.

(a) Upon obtaining knowledge of any Claim by a third party which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give written notice ("Notice of Claim") of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any Claims for which the Indemnified Party is entitled to indemnification hereunder.

(b) If the claim or demand set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 7.2(a) hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the date on which Notice of Claim is given to notify the Indemnified Party in writing of their election to

defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party's own expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the fees and expenses of such counsel. If the Indemnifying Party does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article 7; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c) The Indemnifying Party and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article 7, including, but not limited to, providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

7.3 Limitations on Indemnification. No claim for indemnification under this Article 7 shall be asserted by, and no liability for such indemnify shall be enforced against, the Indemnifying Party to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim. In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Article 7 from the Indemnifying Party, such Indemnified Party shall promptly repay to the Indemnifying Party such amount recovered.

ARTICLE 8

TERMINATION

This Agreement may be terminated: (a) by written consent, signed by each party to this Agreement; (b) by the AMSI Principals if there has been a material misrepresentation or material breach of any warranty or covenant by S&S or the S&S Principal, including, without limitation, that S&S satisfy its obligations to deliver S&S Financial Statements as required under Section 4.5 of this Agreement; (c) by S&S or the S&S Principal if there has been a material misrepresentation or material breach of any warranty or covenant by the AMSI Principals.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of the AMSI Principals, S&S and the S&S Principal set forth herein shall survive the Closing.

ARTICLE 10

GENERAL PROVISIONS

10.1 Further Assurances. From time to time, each party hereto will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

10.2 Waivers. Any failure on the part of any party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party or parties to whom such compliance is owed.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to S&S:

Snow & Sail Sports, Inc.
397 N. Main Street
South Yarmouth, MA 02664
Attn: Paul F. Tetreault

-and-

Gary B. Wolff, Esq.
800 Third Avenue, 21st Floor
New York, NY 10022

If to the S&S Principal

Paul F. Tetreault
397 N. Main Street
South Yarmouth, MA 02664

If to the AMSI Principals:

Andover Management Services, Inc.
26 Chestnut Street, Suite 2L
Andover, MA 01810
Attn: Edwin Reilly

10.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

10.5 Consent to Jurisdiction. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court located within the State, City and County of New York, and each of the parties to this Agreement consents irrevocably to the jurisdiction of such courts.

10.6 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by any party of its rights under this Agreement without the written consent of the other parties shall be void.

10.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

10.8 Review of Agreement. Each party hereto acknowledges that it has had time to review this Agreement and, as desired, consult with counsel. In the interpretation of this Agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this Agreement.

10.9 Schedules. All schedules attached hereto shall be acknowledged by each party by signature or initials thereon and shall be dated.

10.10 Entire A greement. This Agreement and the Schedule and Exhibits hereto, constitute the entire agreement between the parties and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.11 Amendment or Modifications. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT ON THE DATE FIRST ABOVE WRITTEN.

THE AMSI PRINCIPALS:

FRANK MAGLIOCHETTI

____

EDWIN REILLY

____

THE S&S PRINCIPAL:

PAUL F. TETREAULT

____

SNOW & SAIL SPORTS, INC.

By: ____________________

Name: Paul F. Tetreault

Title: Chief Executive Officer

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT ON THE DATE FIRST ABOVE WRITTEN.

THE AMSI PRINCIPALS:

FRANK MAGLIOCHETTI

____

EDWIN REILLY

____

THE S&S PRINCIPAL:

PAUL F. TETREAULT

Paul F. Tetreault

SNOW & SAIL SPORTS, INC.

By: Paul F. Tetreault

Name: Paul F. Tetreault

Title: Chief Executive Officer